EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (File No. 333-103091) on Form S-8 and Registration Statement (File No. 333-211399) on Form S-8 of Landmark Bancorp, Inc. of our report dated March 14, 2017 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe Chizek LLP

Oak Brook, Illinois

March 14, 2017